Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Transpro, Inc.
New Haven, Connecticut

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated March 16, 2005, except for Note 19 which is as of May 23, 2005, relating to the consolidated financial statements and schedule of Transpro, Inc., which is contained in that Prospectus, and to the incorporation in the Prospectus by reference of our report dated March 16, 2005, except for Note 19 which is as of May 23, 2005, relating to the consolidated financial statements and schedule of Transpro, Inc. appearing in the Company's Form 8-K filed on June 15, 2005.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

BDO Seidman, LLP
New York, New York

June 20, 2005